Exhibit 10.3

To:         GulfMark Americas, Inc. (the “Borrower”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

United States

Attention: Chief Financial Officer

GulfMark Offshore, Inc. (the “Parent” and, together with the Borrower, “you”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

United States

Attention: Chief Financial Officer

From:     The Royal Bank of Scotland plc (in its capacity as Agent for the Lenders)

Syndicated Loans Agency

Corporate & Institutional Banking,

250 Bishopsgate

London, EC2M 4AA

United Kingdom

May 12, 2017

Dear Sirs,

Multicurrency Facility Agreement dated 26 September 2014 (as amended, supplemented and/or restated from time to time and as last amended on 31 March 2016) (the “Facility Agreement”, capitalised terms used but not defined herein as therein defined)

1.	Introduction

1.1.

Reference is made to the Facility Agreement, the letter agreement, dated 8 March 2017, between you and the Agent (the “Interim Funding Letter”), the letter agreement dated 14 March 2017 between you and the Agent (the “Support Letter”), the extension letter, dated 14 April 2017 (the “First Extension Letter”) and the extension letter, dated 28 April 2017 (the “Second Extension Letter”). This letter is referred to as the “Third Extension Letter”.

1.2.

You have requested, and the Agent (acting on the instructions of the Majority Lenders) has agreed to forbear from exercising any remedies in respect of the Enumerated Defaults (as defined in the First Extension Letter) during the Third Extended Support Period (as defined below) on the terms of this Third Extension Letter.

2.	The Third Extended Support Period

2.1.

During the Third Extended Support Period, the Agent (acting on the instructions of the Majority Lenders) hereby agrees to waive, each Default and/or Event of Default which is an Enumerated Default (as defined in the Support Letter and as amended by the First Extension Letter) (and to forbear from exercising any rights or remedies under the Finance Documents as a result of any such Default and/or Event of Default which is an Enumerated Default).

2.2.

The “Third Extended Support Period” is the period beginning on the date that the conditions set forth in Clause 4 below have been satisfied and ending on the earlier of (x) 11:59 p.m. (New York Time) 21 May 2017 and (y) the occurrence of any Early Termination Event (as defined in the Support Letter).

3.	No other amendments; reservation of rights; no waiver

Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Interim Funding Letter, the Support Letter, the First Extension Letter or the Second Extension Letter, as applicable, shall remain in full force and effect.

4.	Conditions to Third Extended Support Period

The Third Extended Support Period shall commence upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders), and remain in effect only so long as such conditions remain so satisfied:

4.1.

the Parent, Gulfmark Rederi AS and the lenders under the NOK Facility (as defined in the Support Letter) have entered into a support and forbearance letter for the Third Extended Support Period and such letter and forbearance remains in effect;

4.2.

the Parent and an ad hoc committee of holders of 2022 Notes (as defined in the Support Letter) representing an amount satisfactory to the Agent (acting on the instructions of the Majority Lenders) have agreed to forbear from enforcing their rights under the Notes during the Third Extended Support Period and such forbearance remains in effect;

4.3.

the Parent has (i), to the extent invoiced on or prior to the date hereof, paid all outstanding fees and expenses of financial advisor and counsel to the Agent required to be paid pursuant to the terms of the Facility Agreement, the Support Letter, the Extension Letter, the Holman Fee Letter (as defined in the Extension Letter), the fee letter among the Borrower, the Parent and Sullivan & Cromwell LLP, dated 8 March 2017, and the FTI engagement letter among FTI Consulting, Inc., the Borrower, the Parent and Sullivan & Cromwell LLP, dated 12 January 2017 (and executed by the Borrower and the Parent on 7 March 2017); and (ii), following the date hereof, duly and punctually pays all such fees and expenses promptly upon receipt of invoices and in any event within the time limits required by each of those letters (or any later time that the Agent, in its sole discretion, may agree);

4.4.	the Parent and the Borrower have executed and funded the retainer pursuant to the fee letter of Young Conaway Stargatt & Taylor, LLP, as Delaware counsel to the Agent (the “YCS&T Letter”); and

4.5.	the Parent and the Borrower continue to be in material compliance with all other terms of this Third Extension Letter, the Second Extension Letter, the First Extension Letter and the Support Letter.

5.	More Favourable Terms

To the extent that any other forbearance or standstill agreement entered into by the Parent or any of its subsidiaries (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement entered into or agreed on or after the date of this Third Extension Letter during the Third Extended Support Period, provides any benefit or right (including, without limitation, the benefit of a forbearance period of shorter duration than the Third Extended Support Period) to any creditor party thereto that is more favourable than any benefit or right provided under this Third Extension Letter, taking into account the terms and conditions currently in effect with such creditor party, notwithstanding the relevant Third Party Forbearance Agreement, this Third Extension Letter shall be amended so as to cause any such benefit or right to be made available to the Lenders concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor. The Parent and the Borrower agree to provide copies of any Third Party Forbearance Agreement or any amendments to Third Party Forbearance Agreements to the Lenders promptly, but in any event within two (2) Business Days, of entering into it.

6.	Tolling of time periods

The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring to enforce its rights and remedies against you are, to the fullest extent permitted by law, tolled and suspended during the Third Extended Support Period.

7.	Counterparts

This Third Extension Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Third Extension Letter.

8.	Governing law, jurisdiction and enforcement

This Third Extension Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by English law. This Third Extension Letter is a Finance Document. The provisions of Clauses 44 (Remedies and Waivers) and 49 (Enforcement) of the Facility Agreement shall apply in relation to this Extension Letter as if such provisions were restated in this Extension Letter in their entirety, but with references in Clause 49 (Enforcement) to “Finance Documents” and “this Agreement” construed to refer to this Third Extension Letter.

[Signature Pages Follow]

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance of this letter below.

Yours faithfully

The Agent /s/ Manuel Caseiro …………………………………………………… For and on behalf of The Royal Bank of Scotland plc (acting on the instructions of the Majority Lenders)

Accepted and agreed by:

The Borrower

/s/ J. Mitchell ………………………………………………… For and on behalf of GulfMark Americas, Inc.	5/12/2017 ………………………………… Date

The Parent

/s/ J. Mitchell ………………………………………………… For and on behalf of GulfMark Offshore, Inc.	5/12/2017 ………………………………… Date

5